PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Reports Fourth Quarter 2006

and Year-End Results

Record Revenues of $268.9 Million for the year ended 2006, up 13% over 2005;

Net Income Increased to $34.4 million;

Company announces quarterly cash dividend of $0.07 per share

RENO, Nevada, February 27, 2007 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2006.

Annual Results

For the year ended December 31, 2006, total revenues were $268.9 million, a 13.0% increase over total revenues of $238.0 million for the year ended December 31, 2005. Net income for the year ended December 31, 2006 rose to $34.4 million compared with $15.2 million for the year ended December 31, 2005.

Dita Bronicki, President and Chief Executive Officer of Ormat, commented: “Our results for 2006 reflect strong growth in both our Products and Electricity Segments as we continue to execute on our business strategy. In 2006, we demonstrated our ability to provide viable solutions in both renewable power, through our geothermal projects, and energy efficiency, through Recovered Energy Generation (REG), a marketplace that we have identified as an additional growth opportunity going forward.”

Electricity Segment revenues for the year ended December 31, 2006 were $195.5 million, an increase of 10.2% as compared to $177.4 million for the year ended December 31, 2005. Products Segment revenues for the year ended December 31, 2006 were $73.5 million, an increase of 21.2% as compared to $60.6 million for the year ended December 31, 2005.

Net income for the year ended December 31, 2006 was $34.4 million ($1.00 per share of common stock - basic; $0.99 - diluted) compared with net income of $15.2 million ($0.48 per share of common stock basic and diluted) for the year ended December 31, 2005, after giving effect to a non-recurring, after-tax charge of $10.3 million relating to the refinancing of the debt relating to the Heber Projects. Net income for the year ended December 31, 2005 was $25.5 million ($0.81 per share of common stock - basic and diluted), excluding the effect of that charge. Net income for the year ended December 31, 2006 includes compensation expenses of $1.6 million, or $0.04 per share of common stock, as a result of our adoption of Statement of Financial Accounting Standards No. 123R. There were 34.7 million and 31.6 million weighted average shares used in the computation of diluted earnings per share in the year ended December 31, 2006 and 2005, respectively.

For the year ended December 31, 2006, the Company’s gross margin was 34.7% compared to 37.5% for the year ended December 31, 2005. Operating income for the year ended December 31, 2006 was $61.9 million as compared with $63.9 million for the year ended December 31, 2005, a decrease of 3.1%. The reduction in operating income is primarily attributable to unexpected operational issues experienced at some of our power plants, such as the Puna project (which restored its output to 30 MW in the first quarter of 2007) and a delay in the commercial operation of the Desert Peak 2 project.

Adjusted EBITDA for the year ended December 31, 2006 was $119.8 million as compared with $114.3 million for the year ended December 31, 2005. Adjusted EBITDA includes operating income and depreciation and amortization totaling $16.0 million and $16.4 million for the years ended December 31, 2006 and 2005, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth Project in California and 80% in the Leyte Project in the Philippines.

As of December 31, 2006, the Company had cash, cash equivalents and marketable securities of $116.7 million compared to $70.5 million as of December 31, 2005. The increase in the Company’s cash position was due primarily to the combination of the $135.1 million net proceeds from the follow-on offering in April 2006 and the $92.4 million net proceeds from the sale of shares to Lehman Brothers in a block trade in December 2006. During the year ended December 31, 2006, the Company used a substantial amount of its cash resources to fund capital expenditures and acquisitions, and to repay long-term debt.

Ms. Bronicki continued: “Looking back on last year, which was a good year for Ormat, we added approximately 51 megawatts to our project portfolio. These additional megawatts include capacity from the first Ormat owned Recovered Energy Generation (REG) project - the 22 MW OREG 1 Project, which began commercial operation in the fourth quarter of 2006.”

“Sales in our Product Segment were strong as we received several orders for our Ormat Energy Converters for use in geothermal and recovered energy generation power plants, as well as for our turnkey geothermal solutions. What is especially notable about this increase is that several of these orders were from repeat customers, which we believe speaks well of the quality of our technology and our ability to deliver.”

“We remain focused on profitable growth, and, as such, we continued to make the investments required to achieve this goal in the years to come. During the year, we increased our inventory of development leases in California, Nevada and Texas. We also signed three new long-term power purchase agreements and an option on others for a total of 80 MW to 100 MW of capacity.”

Commenting on the outlook for 2007, Ms. Bronicki said, “We are pleased with our achievements in 2006 and we believe in the long-term promise of renewable energy and our ability to increase our participation in this sector. During the first quarter of 2007, projects with a capacity of 57 MW have completed construction and are in start up and testing phases, and we expect them to reach commercial operation during the first half of 2007. We expect our 2007 Electricity Segment revenues to be approximately $220 million based on today’s oil prices. We also expect an additional $18 million of revenues from our share of electricity revenue generated by subsidiaries, which are accounted for under the equity method. With regard to our Products Segment, we currently expect that our 2007 revenues will be between $65 million and $72 million.”

Fourth Quarter Results

For the fourth quarter of 2006, total revenues were $66.7 million as compared to $58.8 million for the same period in 2005, an increase of 13.4%. Electricity Segment revenues for the quarter were $46.6 million, an increase of 8.0% as compared to $43.1 million during the same period in 2005. Products Segment revenues for the quarter were $20.1 million, an increase of 28.5% as compared to $15.6 million for the same period in 2005.

Net income for the quarter ended December 31, 2006 was $4.2 million, or $0.12 per share of common stock (basic and diluted), including compensation expenses of $0.5 million, or $0.01 per share of common stock (basic and diluted). The net loss for the fourth quarter of 2005 was $5.1 million or $0.16 per share of common stock (basic and diluted), which includes the aforementioned non-recurring, after-tax charge relating to the refinancing of the Beal Bank debt relating to the Heber Projects. There were 36.2 million and 31.6 million weighted average shares used in the computation of diluted earnings per share in the quarters ended December 31, 2006 and 2005, respectively.

On February 27, 2007, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.07 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on March 29, 2007 to shareholders of record as of the close of business on March 21, 2007. The Company expects to pay a dividend of $0.05 per share in the next three quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 a.m. U.S. E.S.T. on Wednesday, February 28, 2007. The call will be available as a live, listen-only webcast at www.ormat.com. A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 8391719.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. Ormat is a pioneer in Organic Rankine Cycle (ORC) technology and a leader in the manufacture of ORC power equipment.

It also designs, develops and builds, and owns and operates, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines — Leyte; in Guatemala — Zunil; in Kenya — Olkaria; and in Nicaragua — Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplements filed with the Securities and Exchange Commission on April 5 and December 14, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and twelve-months periods Ended December 31, 2006 and 2005

(Unaudited)

	Three Monthe Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues:
Electricity	$46,581	$43,138	$195,483	$177,369
Products	20,101	15,643	73,454	60,623
Total revenues	66,682	58,781	268,937	237,992
Cost of revenues:
Electricity	34,234	26,357	124,356	103,615
Products	17,946	11,053	51,215	45,236
Total cost of revenues	52,180	37,410	175,571	148,851
Gross margin	14,502	21,371	93,366	89,141

Operating expenses:
Research and development expenses	494	1,165	2,983	3,036
Selling and marketing expenses	2,430	2,083	10,361	7,876
General and administrative expenses	4,736	4,330	18,094	14,320
Gain on sale of geothermal resource rights	—	—	—	—
Operating income	6,842	13,793	61,928	63,909

Other income (expense):
Interest income	1,655	1,053	6,560	4,308
Interest expense	(7,420)	(26,506)	(30,961)	(55,317)
Foreign currency translation and transaction losses	306	(374)	(704)	(439)
Other non-operating income	322	347	694	512
Income (loss) before income taxes, minority interest, and equity in income of investees	1,705	(11,687)	37,517	12,973

Income tax (provision) benefit	2,009	4,921	(6,403)	(4,690)
Minority interest in earnings of subsidiaries	—	—	(813)	—
Equity in income of investees	507	1,623	4,146	6,894
Net income (loss)	$4,221	$(5,143)	$34,447	$15,177

Earnings (loss) per share:
Basic	$0.12	$(0.16)	$1.00	$0.48
Diluted	$0.12	$(0.16)	$0.99	$0.48
Weighted average number of shares used in computation of earnings per share:
Basic	36,056	31,563	34,593	31,563
Diluted	36,175	31,563	34,707	31,609

Ormat Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2006 and December 31, 2005

	December 31,
	2006	2005
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$20,254	$26,976
Marketable securities	96,486	43,560
Restricted cash, cash equivalents and marketable securities	56,425	36,732
Receivables:
Trade	36,463	33,515
Related entities	879	524
Other	5,277	2,629
Due to Parent	1,459	—
Inventories, net	7,403	5,224
Costs and estimated earnings in excess of billings on uncompleted contracts	11,216	8,883
Deferred income taxes	1,819	1,663
Prepaid expenses and other	4,911	3,256
Total current assets	242,592	162,962
Unconsolidated investments	37,207	47,235
Deposits and other	15,081	13,489
Deferred income taxes	6,172	5,376
Property, plant and equipment, net	624,089	491,835
Construction-in-process	169,075	128,256
Deferred financing and lease costs, net	15,800	17,412
Intangible assets, net	50,086	47,915
Total assets	$1,160,102	$914,480
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term bank credit	$—	$3,996
Accounts payable and accrued expenses	70,445	50,048
Billings in excess of costs and estimated earnings on uncompleted contracts	5,803	12,657
Current portion of long-term debt:
Limited and non-recourse	8,482	2,888
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	40,054	23,754
Due to Parent, including current portion of notes payable to Parent	82,379	32,003
Total current liabilities	208,163	126,346
Long-term debt, net of current portion:
Limited and non-recourse	22,157	11,252
Full recourse	1,000	2,000
Senior secured notes (non-recourse)	299,316	324,645
Notes payable to Parent, net of current portion	57,841	140,162
Other liabilities	—	1,309
Deferred lease income	78,883	81,569
Deferred income taxes	21,674	22,004
Liabilities for severance pay	13,378	11,409
Asset retirement obligation	16,832	11,461
Total liabilities	719,244	732,157
Minority interest in net assets of subsidiaries	64	64
Commitments and contingencies (Notes 5, 6 and 10)
Stockholders’ equity:
Common stock, par value $0.001 per share; 200,000,000 shares
authorized; 35,587,496 and 31,562,496 shares issued and outstanding, respectively	38	31
Additional paid-in capital	353,399	124,008
Unearned stock-based compensation	—	(153)
Retained earnings	85,053	55,824
Accumulated other comprehensive income	2,304	2,549
Total stockholders’ equity	440,794	182,259
Total liabilities and stockholders’ equity	$1,160,102	$914,480

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA

(Dollars in thousands)

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and twelve-month periods ended December 31, 2006 and 2005:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$4,221	$(5,143)	$34,447	$15,177
Adjusted for:
Equity in income of investees	(507)	(1,623)	(4,146)	(6,894)
Minority interest in earnings of subsidiaries	—	—	813	—
Interest expense, net (including amortization of deferred financing costs)	5,765	25,453	24,401	51,009
Other non-operating income	(628)	27	10	(73)
Income tax provision	(2,009)	(4,921)	6,403	4,690
Depreciation and amortization	11,302	8,164	41,822	34,025
EBITDA	18,144	21,957	103,750	97,934
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	507	1,844	4,420	6,478
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	3,881	1,494	11,625	9,922
Adjusted EBITDA	$22,532	$25,295	$119,795	$114,334